Exhibit 99.1

Kips Bay Medical Announces an Orderly Wind

Down of Operations with the Termination of

eMESH I Clinical Feasibility Trial

MINNEAPOLIS, MN, June 29, 2015 – Kips Bay Medical, Inc. (OTCQB: KIPS) today announced its decision to terminate its eMESH I clinical feasibility trial due to poor early angiographic results from enrolled patients who had an eSVS Mesh implanted using the new surgical implant technique and its intention to effect an orderly wind down of its operations.

The eMESH I clinical feasibility trial was a multi-center, randomized study of external saphenous vein graft (SVG) support using the Company’s eSVS Mesh in coronary artery bypass graft (CABG) surgery, the objective of which was to demonstrate to the U.S. Food and Drug Administration (FDA) the initial safety and performance of the eSVS Mesh for use as an external SVG support device during CABG surgery. The trial completed enrollment in March 2015 with 106 patients, including 50 patients enrolled with a new surgical implant technique approved by the FDA in March 2014. The Company terminated the trial based on poor six-month angiographic results in the first 26 patients who had an eSVS Mesh implanted using the new surgical implant technique.

The Company also announced that in light of the termination of its feasibility trial, the results of its review of available strategic alternatives and its current cash position, the Board of Directors of the Company unanimously approved a plan of dissolution and liquidation of the Company. Of the strategic alternatives available to the Company, the Board of Directors determined that it is in the best interests of the Company and its stockholders to dissolve the Company, wind up its operations and return any remaining cash to its stockholders. As of June 27, 2015, the Company had cash and cash equivalents of $2.0 million, which the Company anticipates should be sufficient to pay off all of its current and anticipated liabilities and to conduct an orderly wind down of its operations. The Company cannot determine with certainty the amount of any liquidating distribution to its stockholders and it is possible that there will be no liquidating distribution to stockholders. The amount of any cash distributed to its stockholders will depend upon, among other things, the Company’s current liquid assets offset by its known and unknown liabilities as well as operating expenses associated with the dissolution.

The Board of Directors made its decision to approve a plan of dissolution and liquidation of the Company after completing an exhaustive evaluation of various strategic alternatives available to the Company for enhancing stockholder value, including but not limited to, continued execution of its business plan and further modification of the Company’s eSVS Mesh device and implant technique; the sale of the Company or its assets, including its intellectual property portfolio; partnering or other collaboration agreements; a merger, reverse merger or other strategic transaction.

The Company plans to seek stockholder approval of the dissolution and liquidation at an upcoming meeting of stockholders, which the Company intends to convene as early as September 2015. Despite the Company’s plan to seek a dissolution and liquidation of the Company, the Company intends to continue to review and evaluate any available strategic alternatives. If, prior to its dissolution, the Company receives an offer for a transaction that, in the view of the Board of Directors, will provide superior value to the Company’s stockholders than the value of the estimated distributions under the plan of dissolution and liquidation, taking into account all factors that could affect valuation, including timing and certainty of payment or closing, credit market risks, proposed terms and other factors, the Company could abandon the dissolution and liquidation in favor of such a transaction.

The Company further announced that in light of the termination of its feasibility trial and intent to wind down its operations, the Company has implemented further cost-reduction measures, including additional staff reductions.

“We are, needless to say, extremely disappointed with the poor six-month angiographic results from the new technique patients. We had hoped the new technique would reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery,” stated Manny Villafaña, the Company’s Chairman and Chief Executive Officer. “I would like to thank the patients who participated in this study as well as our clinical trial investigators and their teams. I am also very appreciative of our employees, to many of whom we must now sadly say goodbye and for the continued support and loyalty of our stockholders.”

About the eSVS Mesh and eMESH I Clinical Feasibility Trial

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery. By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company had hoped to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. The eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant.

The eMESH I clinical feasibility trial was a multi-center, randomized study of external saphenous vein graft, support using the Company’s eSVS Mesh in CABG surgery. The objective of the trial was to demonstrate to the FDA the initial safety and performance of the eSVS Mesh for use as an external SVG support device during CABG surgery. As announced in this release, the Company has terminated the trial due to poor early angiographic results from enrolled patients who had an eSVS Mesh implanted using the new surgical implant technique.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery. Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “intends,” plans,” “expects,” “anticipates,” “estimates,” “continues,” “should,” “could,” “would,” “will,” “may,” “future,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s plans and expectations regarding an orderly wind down of its operations and a dissolution and liquidation of the Company and estimated distributions to stockholders in liquidation. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, among others, the future of Kips Bay’s business and operations; its ability to retain essential personnel, wind down its operations in an orderly fashion, sell its assets, including its intellectual property portfolio, and pay off all of its creditors and liabilities; its ability to obtain stockholder approval of a dissolution and liquidation; the precise nature, amount and timing of any distributions to stockholders, which will depend on and could be delayed by, among other things, the sale of assets, unexpected or greater than expected expenses, and potential litigation; the possible abandonment or delay in the implementation of the dissolution and liquidation; the possible liability of stockholders to the Company’s creditors in the event the Company fails to create an adequate contingency reserve to satisfy claims against the Company; costs to terminate, retain or replace personnel and consultants; the inability of stockholders to publicly trade the Company’s stock after the Company closes its stock transfer books on the date the Company files a certificate of dissolution with the Delaware Secretary of State; and potential future litigation. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q and will be described in Kips Bay’s proxy statement to be filed in connection with its anticipated meeting of stockholders. Kips Bay undertakes no obligation to update its forward-looking statements.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed plan of dissolution and liquidation, Kips Bay intends to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement and other relevant materials. The proxy statement and other relevant materials will contain important information about the Company, the proposed dissolution and liquidation and related matters. Investors and stockholders are urged to read the proxy statement and the other relevant materials carefully when they become available because they will contain important information about the Company and the plan of dissolution and liquidation.

Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from the Company by contacting the investor relations department of Kips Bay Medical, Inc. at 763-235-3540.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders with respect to the proposed plan of dissolution and liquidation. Information regarding their direct or indirect interests, by security holdings or otherwise, in the solicitation is included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC on March 12, 2015, and will be included in the proxy statement to be filed by the Company with the SEC.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com